Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO
973-575-1300, ext. 1202
mnc@merrimacind.com

Merrimac Reports First Quarter 2008 Results

Quarterly Continuing Operations Results Improve

Record Quarter-End Backlog Exceeds $20 Million

WEST CALDWELL, N.J. May 13, 2008: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the first quarter 2008.

Previously reported results of operations of Filtran Microcircuits Inc. (“FMI”) for the first quarter of 2007 have been reclassified and reported as discontinued operations.

Net sales from continuing operations for the first quarter of 2008 were $5,758,000, an increase of $1,247,000 or 27.6 percent compared to the first quarter of 2007 sales of $4,511,000. Net sales increased due to the higher level of orders received during 2007, including higher sales of Multi-Mix® products to the defense industry. First quarter 2007 sales were negatively impacted by $1,000,000 due to a problem with purchased material. The problem was resolved during the second quarter of 2007.

Gross profit for the first quarter of 2008 was $2,306,000, an increase of $609,000 or 35.9 percent, and was 40.0 percent of sales as compared to gross profit of $1,697,000 or 37.6 percent of sales for the first quarter of 2007. The increase in gross profit and gross profit percentage for the first quarter of 2008 was due to the impact of the higher level of sales allowing the Company to absorb fixed manufacturing costs.

Operating loss for the first quarter of 2008 was $(312,000) compared to an operating loss of $(1,004,000) for the first quarter of 2007. The $692,000 decrease in operating loss for the first quarter of 2008 was due to an increase in gross profit resulting from the increase in net sales, and reduced research and development costs compared to the first quarter of 2007.

Loss from continuing operations was $(372,000) or $(.13) per share for the first quarter of 2008 compared to a loss from continuing operations of $(983,000) or $(.32) per share for the first quarter of 2007.

There was no loss from discontinued operations in the first quarter of 2008 compared to a loss from discontinued operations of $(281,000) or $(.09) per share for the first quarter of 2007.

Net loss was $(372,000), or $(.13) per share on approximately 2.9 million shares outstanding for the first quarter of 2008, compared to a net loss of $(1,264,000) or $(.41) per share on approximately 3.1 million shares outstanding for the first quarter of 2007.

Orders of $8,155,000 were received during the first quarter of 2008, an increase of $2,186,000 or 36.6 percent compared to $5,969,000 in orders received during the first quarter of 2007. Backlog increased by $2,397,000 or 13.3 percent to $20,388,000 at the end of the first quarter of 2008 compared to $17,991,000 at year-end 2007. The increased orders received during the first three months of 2008 were primarily from defense industry related customers that are scheduled for shipment later in 2008 and 2009. The book-to-bill ratio for the first quarter of 2008 was 1.42 to 1 and for the first quarter of 2007 was 1.32 to 1. The orders, backlog, and book-to-bill data exclude FMI information for the first quarter of 2007.

Chairman and CEO Mason N. Carter commented, “We are pleased to report a continuation of strong incoming orders with a corresponding growth in backlog. The backlog has a favorable mix with a blended margin within our target range. We recently announced the booking of a $3.29 million contract to supply RF components to a major prime government contractor. While our first quarter operating results were disappointing, we expect a considerable improvement in second quarter operating results. Our important Multi-Mix® development program focused on RF Module Amplifiers for both WiMAX and UMTS wireless telecommunications segments will be providing design confirmation prototypes in the second quarter.”

Mr. Carter continued, “Our financial highlights include:

•	Orders booked of $8.2 million for the first quarter of 2008, an increase of more than 36 percent over 2007.
•	Record quarter-end backlog of $20.4 million.
•	Book-to-bill ratio of 1.42 to 1 for the first quarter of 2008.
•	Working capital of $9.8 million and current ratio of 3.9 to 1.”

Investors are invited to participate in the financial results conference call on Tuesday, May 13, 2008 at 4:15 p.m. (Eastern) by dialing 1-888-215-7030 (for International callers: 1-913-981-4905) five minutes prior to the scheduled start time, and reference the Merrimac Industries first quarter 2008 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 8982348.

This conference call will also be broadcast live over the internet by logging on to the web at this address:

http://www.videonewswire.com/event.asp?id=48590

If you are unable to participate during the live webcast, a link to the archived webcast will be posted on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module used in High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ and San Jose, Costa Rica and has approximately 190 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip and bonded stripline Teflon (PTFE) circuits and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM®, System In A Package®, SIP® and Total Integrated Packaging Solutions® are registered trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. please visit our website http://www.merrimacind.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; the possibilities of impairment charges to the carrying value of our Multi-Mix® assets, thereby resulting in charges to our earnings; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers' new or enhanced products; general economic and industry conditions; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
	March 29, 2008	March 31, 2007 (a)
Net sales	$5,758,000	$4,511,000
Gross profit	2,306,000	1,697,000
Selling, general and administrative expenses	2,245,000	2,217,000
Research and development	373,000	484,000
Operating loss	(312,000)	(1,004,000)
Interest and other (expense) income, net	(60,000)	21,000

Loss from continuing operations	(372,000)	(983,000)

Loss from discontinued operations	-	(281,000)

Net loss	(372,000)	(1,264,000)

Net loss per common share:
Loss from continuing operations	$(.13)	$(.32)
Loss from discontinued operations	-	$(.09)
Net loss per common share-basic and diluted	$(.13)	$(.41)

Weighted average number of shares outstanding- basic and diluted	2,933,000	3,096,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the prior period have been reported as discontinued operations.

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	March 29, 2008	December 29, 2007
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$627,000	$2,004,000
Accounts receivable, net	5,797,000	5,300,000
Inventories	6,074,000	5,040,000
Other current assets	742,000	774,000
Due from assets sale contract	-	664,000
Total current assets	13,240,000	13,782,000
Property, plant and equipment, net	10,690,000	10,956,000
Restricted cash	-	250,000
Other assets	539,000	532,000
Deferred tax assets	52,000	52,000
Total Assets	$24,521,000	$25,572,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current liabilities:	$550,000	$550,000
Current portion of long-term debt	977,000	944,000
Accounts payable	1,808,000	2,328,000
Other current liabilities	52,000	52,000
Deferred tax liabilities	3,387,000	3,874,000
Total current liabilities	3,375,000	3,763,000
Long-term debt, net of current portion
Deferred liabilities	62,000	61,000
Total liabilities	6,824,000	7,698,000
Stockholders' equity:
Common stock	33,000	33,000
Additional paid-in capital	19,985,000	19,790,000
Retained earnings	801,000	1,173,000
Treasury stock	(3,122,000)	(3,122,000)
Stockholders' equity	17,697,000	17,874,000

Total Liabilities and Stockholders' Equity	$24,521,000	$25,572,000

Merrimac Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Quarter Ended
	March 29, 2008	March 31, 2007 (a)
Cash flows from operating activities:
Net loss	$(372,000)	$(1,264,000)
Less, loss from discontinued operations	-	(281,000)
Loss from continuing operations	(372,000)	(983,000)
Adjustments to reconcile loss from continuing operations
to net cash provided by (used in) operating activities:
Depreciation and amortization	618,000	571,000
Amortization of deferred financing costs	8,000	7,000
Share-based compensation	120,000	52,000
Changes in operating assets and liabilities:
Accounts receivable	(497,000)	1,024,000
Inventories	(1,034,000)	(175,000)
Other current assets	32,000	246,000
Other assets	(15,000)	17,000
Other current liabilities	(488,000)	(98,000)
Deferred liabilities	1,000	6,000
Net cash provided by (used by) operating activities-continuing operations	(1,627,000)	667,000
Net cash used by operating activities-discontinued operations	-	(152,000)
Net cash provided by (used by) operating activities	(1,627,000)	515,000
Cash flows from investing activities:
Purchases of capital assets	(351,000)	(396,000)
Proceeds from sale of discontinued operations	664,000	-
Net cash provided by (used in) investing activities-continuing operations	313,000	(401,000)
Net cash used in investing activities-discontinued operations	-	(98,000)
Net cash provided by (used in) investing activities	313,000	(499,000)
Cash flows from financing activities:
Repurchase of common stock for the treasury	-	(2,148,000)
Repayment of borrowings	(388,000)	(137,000)
Restricted cash returned	250,000	-
Proceeds from stock sales	75,000	51,000
Net cash provided by (used in) financing activities-continuing operations	(63,000)	(2,234,000)
Net cash used in financing activities-discontinued operations	-	(43,000)
Net cash provided by (used in) financing activities	(63,000)	(2,277,000)
Effect of exchange rate changes	-	2,000
Net increase (decrease) in cash and cash equivalents	(1,377,000)	(2,259,000)
Cash and cash equivalents at beginning of period, including $562,000
in 2007 reported under assets held for sale	2,004,000	5,961,000
Cash and cash equivalents at end of period including $271,000
reported under assets held for sale in 2007	$627,000	$3,702,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the prior period have been reported as discontinued operations.